Corporate Resource Services, Inc. Posts First-time Q1 Profits and Grows 34% Over 2012

NEW YORK, N.Y. -- (Business Wire) – May 20, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified technology, staffing, recruiting, and consulting services firm,  today reported results for the quarter ended April 5, 2013, which included quarterly revenues of $194.2 million, an increase of 34.2% over the same quarter in 2012.  EBITDA for the quarter was $2.0 million and net income improved to $0.1 million from a loss of $2.7 million in the year-earlier period. This is the third consecutive quarter of profitability for the Company.

“We are happy to report another quarter of strong growth and successful execution on our plans to improve profitability,” said John Messina, CEO of Corporate Resource Services. “Our addition of Summit Software brought us into profitability for the quarter and we expect we will be able to remain profitable from here on out.  We also expect that Summit’s operating profits, the additional revenue streams we will be able to now generate, and the continued execution on our strategic initiatives will all help to improve our profit margins going forward. We will continue to add Summit's SaaS and cloud capabilities to our current offerings with clients. The staffing industry is, at heart, a technology business and we are entering all facets of the business. We are very excited about the prospects for the remainder of 2013.”

Corporate Resource Services’ fiscal year ends on the Friday closest to December 31st. As a result of this calendar, the 2013 fiscal year will include 53 weeks and the quarter ended April 5, 2013 included 14 weeks. Excluding the effect of the additional week, revenue increased 26.5% over the thirteen-week period from the prior year.

Based on preliminary results, the Company expects revenues for the second quarter of fiscal 2013 to be between $195 and $200 million, its EBITDA to be between $2.5 million and $3.0 million, and its net income to be between $0.7 million and $1.2 million.  For the full year of 2013, the Company now expects to achieve EBITDA of between $17.0 and $18.5 million and net income of between $8.5 and $10.0 million on revenues of approximately $810 to $850 million.

The estimates above do not reflect the impact of any future weather events and they assume no acquisitions of additional staffing firms and no deterioration in the staffing markets the Company serves.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services.  The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 207 staffing and on-site facilities in 37 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380